Exhibit 10.37

August 1, 2008

Mr. Peter Howard

61 Bartlett Avenue

Arlington, MA 02476

Dear Peter:

The Company recognizes the importance of your role in maximizing the potential of Copley Controls Corporation (“Copley”). Accordingly, as an incentive, the Company would like to offer you the following bonus based on Copley’s actual performance during FY 2009.

You shall be eligible to earn a Bonus based on Copley’s performance during FY 2009 as compared with the Copley FY 2009 budget. Your Bonus Amount shall be up to $100,000. For purposes of this bonus award, Copley’s performance will be measured based on two factors: profitability (income from operations) and growth (revenues). The amount of your bonus will be based upon the following metrics:

1.	Income from operations

You shall receive seventy percent (70%) of your Bonus Amount if Copley’s actual FY 2009 income from operations meets or exceeds the anticipated income from operations reflected in the FY 2009 budget. If Copley’s actual FY 2009 income from operations meets or exceeds eighty percent (80%) of the income from operations relative to the FY 2009 budget, you shall receive thirty-five percent (35%) of your Bonus Amount.*

The anticipated income from operations reflected in the FY 2009 budget for Copley is: $11,902,000. Income from operations for purposes of this portion of the bonus shall be calculated excluding intercompany revenue and margin.

2.	Revenues

You shall receive thirty percent (30%) of your Bonus Amount if Copley’s actual FY 2009 gross external revenues meet or exceed the anticipated gross external revenues reflected in the FY 2009 budget. If Copley’s actual FY 2009 gross external revenues meet or exceed ninety percent (90%) of its anticipated gross external revenues relative to the FY 2009 budget, you shall receive fifteen percent (15%) of your Bonus Amount.*

The anticipated gross external revenues reflected in the FY 2009 budget for Copley are: $85,780,000.

Your bonus, if earned, will be paid in cash, subject to applicable withholdings, after the Copley FY 2009 books are closed, audited, and approved by the Board of Directors. In the event of your death, disability, or involuntary termination not for cause prior to July 31, 2009, you or your estate shall receive any bonus earned, prorated based on the number of months you were eligible to earn the award during FY 2009. If your employment terminates voluntarily prior to July 31, 2009, you shall forfeit any bonus award hereunder.

This document does not create a binding employment agreement and your employment with the Company remains “at will” and can be terminated at any time by you and/or the Company.

I am pleased to offer you this incentive, and I look forward to a successful 2009 fiscal year for Copley. To indicate your understanding and acceptance of the terms of this bonus incentive arrangement, kindly sign this letter where indicated below and return it to Doug Rosenfeld in Human Resources.

Best wishes,

James W. Green

I understand and accept the bonus incentive arrangement described above:

Name	Date

*	Bonus amounts for intermediate results on above financial measures will be interpolated.